Exhibit 10.42

COTY INC.
STOCK PURCHASE PROGRAM FOR DIRECTORS

(amended and restated as of April 8, 2013)

SECTION 1
PURPOSE AND DURATION

1.1

The purpose of this Coty Inc. Stock Purchase Program for Directors is to promote the interests of the Company and its shareholders by enabling Directors to acquire an increased stake in the Company through purchases of Shares. The original effective date of the Program was September 23, 2011, and the Program shall remain in effect until the date the Program is terminated by action of the Board. The effective date of this amended and restated program document is the Effective Date.

SECTION 2
DEFINITIONS

Whenever used in the Program, the following terms have the meanings set forth below. Terms not otherwise defined herein have the meanings given those terms in the Coty Inc. Executive Ownership Plan, as amended from time to time.

2.1	“Company” means Coty Inc., a Delaware corporation, and any successor thereto as provided in Section 8.1.

2.2	“Director” means a member of the Board.

2.3

“Effective Date” means the means the day immediately prior to the date of the underwritten initial public offering of the Company’s common stock pursuant to a registration statement that is declared effective by the Securities and Exchange Commission.

2.4	“Participant” means a Director or a former Director holding Purchased Shares.

2.5	“Program” means this Coty Inc. Stock Purchase Program for Directors, as amended from time to time.

2.6	“Purchased Shares” means Shares purchased by a Participant under the Program.

2.7	“Share” means a share of Class A Common Stock, par value $0.01, of the Company.

SECTION 3
Administration

3.1

The Program shall be administered by the Committee, which shall have full power and discretion to construe and interpret the Program. All determinations and decisions made by the Committee shall be final, conclusive and binding on all Persons.

SECTION 4
Shares Subject to the Program

4.1

An aggregate of 10,000,000 Shares shall be available for purchase under the Program, subject to the Company’s Articles of Incorporation and Bylaws, as in effect from time to time. Such Shares may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

4.2	As of the Effective Date, no new Shares may be purchased under the Program.

SECTION 5
Share Purchase Opportunity

5.1

Any Participant who is a Director on an Exercise Date may elect on or before such Exercise Date to purchase on such Exercise Date such number of Shares as the Director may specify on such election form as the Committee shall provide, subject to the overall limitation set forth in Section 4.1.

5.2

The purchase price for such Shares shall be their Fair Market Value as of such Exercise Date. The Participant shall pay the full amount of such purchase price in cash or by check no later than the Exercise Date, whereupon certificates for Shares shall be issued in the Participant’s name.

5.3	By making a purchase of Shares under this Program, a Participant agrees to be bound by the terms of the Program.

SECTION 6
Purchase and Sale Rights

6.1

Restrictions. The Committee may impose such restrictions on any Purchased Shares as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, and under any blue sky or state securities laws.

6.2

Additional Conditions of Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or transferred, or (ii) to treat as owner of such Shares, to accord the right to vote as such owner, or to pay dividends to any transferee to whom such Shares have been transferred in violation of the Program.

SECTION 7
Amendment, Modification and Termination

7.1

Amendment, Modification and Termination. The Board may at any time and from time to time alter, amend, modify or terminate the Program in whole or in part, without the approval of the Company’s shareholders, except to the extent such approval is required by law.

SECTION 8
Miscellaneous Provisions

8.1

Successors. All obligations of the Company under the Program shall be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the Company’s stock, or a merger or consolidation, or otherwise.

8.2

Requirements of Law. The issuance of Shares under the Program shall be subject to all applicable laws, rules and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.

8.3	Governing Law. To the extent not preempted by Federal law, the Program shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.